KOPIN REPORTS 81 PERCENT YEAR-OVER-YEAR INCREASE IN FOURTH-
QUARTER REVENUE

TAUNTON, Mass.--(BUSINESS WIRE)--Feb. 15, 2001--

      Company Completes 2000 with Record Revenue and EPS Introduction of new products charts course for 2001

   Kopin Corporation (NASDAQ: KOPN), a leading developer and manufacturer of gallium arsenide (GaAs) heterojunction bipolar transistor (HBT) products and miniature flat panel displays, today reported financial results for the fourth quarter and year ended December 31, 2000.

   Financial highlights for the fourth quarter included:

   o Revenue increased 81 percent to $24.6 million compared with $13.6 million for the same period in 1999.
   o Product revenue increased 84.6 percent to $24.0 million in the fourth quarter from $13.0 million for the same period a year ago.
   o Net income increased 343 percent to $3.4 million, or $0.05 per fully diluted share, from net income of $776,664, or $0.01 per fully diluted share, in the fourth quarter of 1999. Net income for the fourth quarter of 2000 excludes a charge of $7.4 million, or $0.11 per share, for write-off of in-process R&D and related acquisition costs of Super Epitaxial Products.
   o Revenue from III-V products increased 64 percent to $18.2 million from $11.1 million for the fourth quarter of 1999. (Note: Kopin will use the term "III-V" to incorporate the breadth of its semiconductor processes, including GaAs HBT and its newly introduced carbon-doped Indium Phosphide
      HBT).
   o CyberDisplay(TM)product revenue increased 190 percent to $5.8 million from $2.0 million for the fourth quarter of 1999.

   For the 12 months ended December 31, 2000, revenue was $92.6 million compared with $38.7 million for the same period last year, an increase of 139 percent. Net income for 2000, excluding the charge for write-off of in-process R&D and related acquisition costs of Super Epitaxial Products, was $13.6 million, or $0.20 per share, versus net income of $775,271, or $0.03 per share, for 1999. Revenue from III-V products rose 129 percent to $72.0 million from $31.5 million for the year-ago period. Revenue from CyberDisplay products increased 311 percent to $18.9 million for the 12 months ending December 31, 2000 compared with $4.6 million for the same 12-month period one year earlier.
   "The fourth quarter marked the completion of a very successful year for Kopin," said Dr. John C.C. Fan, Kopin's president and CEO. "We implemented several strategic initiatives that set the stage for Kopin in 2001 and beyond. In addition, we resolved the supplier issues related to our CyberDisplay product line. And finally, we recently announced product breakthroughs in both our III-V and CyberDisplay businesses, advances that will provide our customers with increased performance and better power efficiency for developing next-generation wireless, fiber-optic and portable consumer electronics products."

   HBT Highlights

   During the fourth quarter, Kopin acquired Super Epitaxial Products, Inc.
(SEP), an acquisition that complements Kopin's strong intellectual property position and enables the company to accelerate development of advanced III-V products for optoelectronic devices.
   SEP's state-of-the-art technology for growing nitrides and other semiconductor materials produces high-quality materials for optoelectronic devices including vertical-cavity surface-emitting lasers (VCSELs), light-emitting diodes, and photodetectors used in high-speed optical communication.
   "Kopin's transistor wafer technology and manufacturing know-how, combined with SEP's demonstrated capabilities in optoelectronic materials and devices, position Kopin as a major provider of components for existing and emerging optical communications," said Fan.
   In January 2001, Kopin unveiled two new classes of HBT products that offer superior speed, operating voltage, power efficiency and thermal properties. These products, carbon-doped Indium Phosphide-based HBT and InGaP/GaInAsN
(GAIN) GaAs-based HBT, are ideal components for third-generation wireless and OC-768 fiber-optic applications. "Regardless of whether they are running 4-inch substrate or 6-inch substrate, with these product offerings our customers now will have next-generation technology for all of their transistor needs," Fan said.

   CyberDisplay Highlights

   In the fourth quarter, Kopin announced a partnership with ACCESS Co. of Japan, that country's largest Internet access software provider. Under the agreement, Kopin and ACCESS will jointly develop and market the BrowserScope(TM) concept, which combines ACCESS' software with Kopin's CyberDisplay in a 'one-stop shopping' platform for Internet-enabling wireless handsets. This agreement could have tremendous implications for Kopin in the future as the market awaits the introduction of 3G wireless handsets.

   In recent weeks, Kopin announced the introduction of the Color Video Module
(CVM) and Color Module Programmer (CMP). These total display solutions enable manufacturers to customize Kopin's color displays for specific applications. "The CVM and CMP provide OEMs with greater flexibility to design products with specific control parameters, including brightness, color saturation and hue. The CVM's total solution design enables manufacturers to reduce development time and speed their products to market. These modules and programmers are perfect for portable micro-DVD and VCD players, camcorders, cameras, wearable video game systems, and 3G wireless handsets," continued Fan.

   Business Outlook

   Commenting on the outlook for Kopin's business, Dr. Fan said, "Our CyberDisplay business should produce another solid year in 2001. With the advent of miniature DVD and video game technology, we expect to continue our penetration into the consumer electronics market both in the U.S. and abroad, and should begin to see demonstration units of 3G technology by the end of the second quarter. However, for the first quarter of 2001, we expect CyberDisplay revenue to decline sequentially because of softer-than-expected consumer electronics sales and an unsettled supply agreement with one customer.
   "In our III-V business, general economic conditions and much weaker-than-anticipated handset sales have made our short-term outlook cautious," Fan continued. "In particular, forecast revisions by a number of handset OEMs, coupled with excess inventories industry-wide, will adversely affect our revenue in the first half of 2001. Consequently, we expect first-quarter revenue in the range of $12 million to $14 million, and a net loss in the range of $0.09 per share to $0.12 per share.
   However, we expect that growth rates for the second half of 2001 should be in line with the first half of 2000. Our new III-V products should enable Kopin to capitalize on emerging trends in the fiber-optic industry and strategically position the company for the eventual rebound in wireless handset manufacturing."

Fourth-quarter Conference Call

   Kopin will provide a live audio Webcast of its fourth-quarter conference call for investors at 5:00 p.m today. Investors who want to hear the call should log on to the investor relations section of Kopin's Web site, www.kopin.com, at least 15 minutes prior to the event's broadcast. Then, follow the instructions provided to assure that the necessary audio applications are downloaded and installed. The call will be available on the investor relations section for one week. After that, investors can access an archived version of the call on Kopin's Web site.

   About Kopin

   Kopin Corporation is a leading manufacturer of gallium arsenide (GaAs) transistor products and miniature flat panel displays for wireless communications and portable consumer electronics. The Company's GaAs heterojunction bipolar transistors are used to produce power amplifier circuits for wireless telephone handsets and gigabit circuits for fiber-optic and Internet data transmission. Kopin's CyberDisplay family of ultra-small, high density imaging devices is designed for ultra-portable products including camcorders, digital cameras and wireless handsets. Kopin's Web site is located at www.kopin.com.

   Statements in this news release about Kopin Corporation's first-quarter and year-end 2001 financial results and the Company's expectations for future growth may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the flat panel display and gallium arsenide integrated circuit and materials industries, the impact of competitive products and pricing, availability of third-party components, availability of integrated circuit fabrication facilities, cost and yields associated with production of the Company's CyberDisplay imaging devices and HBT transistor wafers, loss of significant customers, acceptance of the Company's products, continuation of strategic relationships and other risk factors and cautionary statements listed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 1999.

   The Company's condensed consolidated statement of operations and balance sheet are attached.


                               Kopin Corporation
                Condensed Consolidated Statements of Operations


                                              Three Months Ended                    Year Ended

                                         December 31      December 31      December 31       December 31
                                            2000             1999              2000             1999
                                         (unaudited)                       (unaudited)
Revenue:
 Product sales                           $24,040,756      $13,023,570       $90,962,844      $36,125,822
 Research and
  development                                592,411          558,162         1,635,461        2,536,188
                                          24,633,167       13,581,732        92,598,305       38,662,010

Costs and expenses:
 Cost of sales                            17,733,783        9,296,052        66,183,949       26,280,390
 Research and
  development                              1,381,564        2,223,141         7,623,180        7,120,468

 Selling, general
  and administrative                       3,426,473        1,887,359         9,927,947        5,757,288
 Other                                        66,900           96,988           533,874          366,079
 Inprocess research
  and development and
  acquisition costs                        7,428,615               --         7,428,615               --
                                          30,037,335       13,503,540        91,697,565       39,524,225

Income (loss) from
 operations                               (5,404,168)          78,192           900,740         (862,215)
Other income and
 expense:
Interest and other
income                                     1,687,443          817,163         6,019,333        2,133,613
Interest                                    (172,739)        (104,190)         (453,075)        (405,972)
                                           1,514,704          712,973         5,566,258        1,727,641

Net income before
 minority interest                        (3,889,454)         791,165         6,466,998          865,426
Minority interest                            (96,493)         (14,501)         (173,756)         (90,157)
Net income                               $(3,985,947)     $   776,664     $   6,293,242      $   775,269
Net income per
  share -Basic                          $      (0.06)    $       0.01     $        0.10     $       0.01
Net income per                          $      (0.06)    $       0.01     $        0.09     $       0.01
  share -Diluted
Weighted average
  number of common
  shares outstanding
  - Basic                                 64,647,283       57,558,728        63,231,290       51,763,034
Weighted average
  number of common
  shares outstanding
  - Diluted                               64,647,283       64,728,084        68,098,153       56,239,824



                               Kopin Corporation
                      Condensed Consolidated Balance Sheet


                                                    December 31            December 31
                                                        2000                   1999
                                                    (Unaudited)
ASSETS
Current assets:
  Cash and equivalents                               $ 73,180,097          $ 99,099,403
  Accounts receivable, net                             15,279,968            11,202,982
  Inventory                                             5,711,617             6,157,195
  Prepaid expenses                                      9,841,724             1,651,905

Total current assets                                  104,013,406           118,111,485

Equipment and
  improvements, net                                    49,091,087            20,671,261
Other assets                                           15,521,801             4,352,793
Goodwill                                               14,748,366                    --
Intangible assets                                       1,562,629             1,938,190

Total assets                                         $184,937,289          $145,073,729


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and
    accrued expenses                                 $ 14,675,960          $  9,487,726
  Current portion of
    long-term obligations                               1,000,000             2,142,373

Total current liabilities                              15,675,960            11,630,099

Long-term obligations, less
  current portion                                       1,250,000             2,567,100
Minority interest                                       1,234,759               809,238
Stockholders' equity                                  166,776,570           130,067,292

Total liabilities and
  stockholders' equity                               $184,937,289          $145,073,729



    CONTACT:      Kopin Corporation
                  Richard Sneider
                  (508) 824-6696
                  rsneider@kopin.com
                  or
                  Sharon Merrill Associates, Inc.
                  Ehren Lister
                  (617) 542-5300
                  elister@InvestorRelations.com